Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Release

Roger A. S. Day Elected to Crawford & Company Board

ATLANTA (July 30, 2013) — The Board of Directors of Crawford & Company has elected Roger A. S. Day to serve as a member of the Board the Company announced today.

Day most recently served as executive vice president for ACE Overseas General Division, where he oversaw multiline claims operations outside of the U.S. ACE Overseas General is one of the world’s largest multiline property and casualty insurers and a business segment of ACE Limited (NYSE: ACE) based in New York. He supported ACE’s property and casualty as well as accident and health insurance businesses in 50 countries in the Asia Pacific, Latin America and Europe, Middle East and Africa regions.

“Roger is a highly accomplished business executive who has more than 40 years of global claims experience, and has been successful in improving the operations of every company he has led” noted Jeffrey T. Bowman, Crawford’s president and CEO.

Prior to joining ACE in 2002, Day was managing director, group claims, for Zurich Financial Services in the U.K. He began his insurance career in 1971, holding various technical and managerial positions in the U.K./European claims operation of AIG, culminating in the position of claims director for the U.K. prior to transferring to New York to assume the position of senior vice president for AIG’s international claims operation from 1994-1998.

Day is a member of the Chartered Insurance Institute, a U.K.-based professional organization for those in the insurance and financial services industry.

MORE

Page 2 . . . Roger A. S. Day Elected to Crawford & Company Board

About Crawford

Based in Atlanta, Ga., Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to the risk management and insurance industry as well as self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford System of Claims Solutions® offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

# # #

For more information and a photograph of Roger A. S. Day, please contact:

John L’Abate, public relations manager

404.300.1908 (office)

404.226.2931 (cell)

jwlaba@us.crawco.com